Exhibit 99.1

Millrose Properties, Inc. Announces Launch of $500 Million Senior Notes Offering

Miami, Florida – September 8, 2025 — Millrose Properties, Inc. (NYSE: MRP) (“Millrose” or the “Company”) announced today that it plans to offer (the “Offering”) up to $500 million aggregate principal amount of senior notes due 2032 (the “Notes”), subject to market conditions. The Offering will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Millrose intends to use the net proceeds of the Offering, together with cash on hand, to repay the entire $500 million principal amount outstanding under the Company’s term loan credit agreement, dated June 24, 2025 and maturing June 23, 2026, and related expenses.

The Notes and the related guarantee will be offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes and the related guarantee have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction, and the Notes may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to, and in accordance with, Rule 135c under the Securities Act.

About Millrose Properties, Inc.

Millrose purchases and develops residential land and sells finished homesites to home builders by way of option contracts with predetermined costs and takedown schedules. Millrose serves as a solution for home builders seeking to expand access to finished homesites while implementing an asset-light strategy. As fully developed homesites are sold by Millrose, capital is recycled into future land acquisitions for home builders, providing customers with durable access to community growth.

Forward-looking Statements

Certain statements contained in this press release and oral statements made regarding the matters addressed in this release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements about the Offering, the expected use of proceeds therefrom and other future events. All forward-looking statements included in this release are qualified in their entirety by, and should be read in the context of, the risk factors and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Except to the extent required by applicable law, Millrose undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Media

Ben Spicehandler / Stephen Pettibone

FGS Global

MillroseProperties@fgsglobal.com